Exhibit 10.23

Document B101TM — 2007
Standard Form of Agreement Between Owner and Architect

AGREEMENT made as of the 29th day of  December in the year 2009
(In words; indicate day, month and year.)
BETWEEN the Architect’s client identified as the Owner:
(Name, legal status, address and other information)
Unilife Cross Farm LLC
633 Lowther Road
Lewisberry, PA 17339
and the Architect;
(Name, legal status, address and other information)
L2 Architecture
1717 Arch Street, Suite 3920
Philadelphia, PA 1910
for the following Project:
(Name, location and detailed description)
Unilife Medical Solutions
New World Headquarters Facility
250 Cross Farm Lane
York, Pennsylvania
The Owner and Architect agree as follows.
ADDITIONS AND DELETIONS:
The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

User Notes:	(2052352336)

TABLE OF ARTICLES

1	INITIAL INFORMATION	2

2	ARCHITECT’S RESPONSIBILITIES	3

3	SCOPE OF ARCHITECT’S BASIC SERVICES	4

4	ADDITIONAL SERVICES	10

5	OWNER’S RESPONSIBILITIES	12

6	COST OF THE WORK	13

7	COPYRIGHTS AND LICENSES	14

8	CLAIMS AND DISPUTES	15

9	TERMINATION OR SUSPENSION	16

10	MISCELLANEOUS PROVISIONS	16

11	COMPENSATION	17

12	SPECIAL TERMS AND CONDITIONS	19

13	SCOPE OF THE AGREEMENT	19
EXHIBIT A INITIAL INFORMATION
ARTICLE 1 INITIAL INFORMATION

§ 1.1 This Agreement is based on the Initial Information set forth in this Article 1 and in optional Exhibit A, initial information:
(Complete Exhibit A, Initial Information, and incorporate it into the Agreement at Section 13.2, or state below Initial Information such as details of the Project’s site and program, Owner’s contractors and consultants, Architect’s consultants, Owner’s budget for the Cost of the Work, authorized representatives, anticipated procurement method, and other information relevant to the Project.)
§ 1.2 The Owner’s anticipated dates for commencement of construction and Substantial Completion of the Work are set forth below:
.1	Commencement of construction date:

November 23, 2009. This shall be a fast-track project with construction commencing before completion of final design.

.2	Substantial Completion date:

September 10, 2010
§ 1.3 The Owner and Architect may rely on the Initial Information. Both parties, however, recognize that such information may materiallly change and, in that event, the Owner and the Architect may appropriately adjust the schedule, the Architect’s services and the Architect’s compensation.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

User Notes:	(2052352336)

ARTICLE 2 ARCHITECT’S RESPONSIBILITIES

§ 2.1 The Architect shall provide the professional services as set forth in this Agreement.
§ 2.2 The Architect shall perform its services consistent with the professional skill and care ordinarily provided by architects practicing in the same or similar locality under the same or similar circumstances and with the same level of experience as the Architect. The Architect shall perform its services as expeditiously as is consistent with such professional skill and care and the orderly progress of the Project.
§ 2.3 The Architect shall identify a representative authorized to act on behalf of the Architect with respect to the Project. Architect’s Representative shall be John LaProcido.
§ 2.4 Except with the Owner’s knowledge and consent, the Architect shall not engage in any activity, or accept any employment, interest or contribution that would reasonably appear to compromise the Architect’s professional judgment with respect to this project.
§ 2.5 The Architect shall maintain the following insurance for the duration of this Agreement. If any of the requirements set forth below exceed the types and limits the Architect normally maintains, the Owner shall reimburse the Architect for any additional cost:
(Identify types and limits of insurance coverage, and other insurance requirements applicable to the Agreement, if any.)
.1	General Liability
(a)	Comprehensive or Commercial General Liability (including premises-operations independent contractors’ protective; products and competed operations; broad form property damage) written on an occurrence form that shall be no less comprehensive and no more restrictive than coverage provided by the standard Insurance Service Office (ISO) form CG 00 01 10 93:

Bodily Injury:	$1,000,000 Each Occurrence
$2,000,000 Aggregate
Property Damage:	$1,000,000 Each Occurrence
$2,000,000 Aggregate
(b)	Products and completed operations to be maintained for four (4) years after final payment:
$2,000,000 Aggregate
(c)	Properly damage liability insurance shall provide X, C and U coverage.
(d)	Broad form property damage shall include completed operations.
(e)	Contractual Liability:

Bodily Injury:	$1,000,000 Each Occurrence
$2,000,000 Aggregate
Property:	$1,000,000 Each Occurrence
$2,000,000 Aggregate
(f)	Personal Injury with Employment Exclusion deleted:
$1,000,000 Aggregate
(g)	If the General Liability coverages are provided by a Commercial Liability Policy the:
(1)	General Aggregate shall not be less than $4,000,000
(2)	Fire Damage Limit shall be not less than $50,000 on any one fire.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

User Notes:	(2052352336)

(3)	Medical Expense Limit shall be not less than $5,000 on any one person.
(4)	Umbrella Excess Liability:
$1,000,000 over primary insurance
$1,000,000 retention for self-insured hazards each occurrence
.2	Automobile Liability
(a)	Business Auto Liability (including owned, non-owned, and hired vehicles):

Bodily Injury:	$1,000,000 Each Person
$1,000,000 Each Occurrence
Property Damage:	$1,000,000 Each Occurrence
.3	Workers’ Compensation

State Statutory

Employer’s Liability:	$100,000 Per Accident
$500,000 Disease, Policy Limit
$100,000 Disease, Each Employee
.4	Professional Liability
(a) The Architect shall, at no additional cost to the Owner, provide professional liability insurance issued by a carrier licensed to provide such coverage in the Commonwealth of Pennsylvania for negligent acts, errors and omissions by the Architect, its firm, its agents, its employees and consultants, and to the extent arising out of this Agreement. Policy limits shall be in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence. Provision of a valid Certificate of Insurance that meets these requirements is a condition precedent to the payment of any amounts due the Architect by the Owner. Such policy shall remain in effect during the course of the project and for a period of two (2) years after Substantial Completion.
(b) The Architect shall maintain all forms of insurance required by law by the Commonwealth of Pennsylvania. The Architect shall ensure that any and all consultants engaged or employed by the Architect carry and maintain insurance as set forth above. The Certificate of Insurance shall incorporate a provision requiring written notice to the Owner at least thirty (30) days prior to any cancellation, nonrenewal or material modification of the policies. The Owner shall be named an additional insured on the General Liability Policy.
ARTICLE 3 SCOPE OF ARCHITECT’S BASIC SERVICES

§ 3.1 The Architect’s basic services consist of those described in the project description and Articles 1 and 3 and include usual and customary structural, mechanical, and electrical engineering services. Services not set forth in the Project description and Articles 1 and 3 are Additional Services.
§ 3.1.1 The Architect shall manage the Architect’s services, consult with the Owner, research applicable design criteria, attend Project meetings, communicate with members of the Project team and report progress to the Owner.
§ 3.1.2 The Architect shall coordinate its services with those services provided by the Owner and the Owner’s consultants. The Architect shall be entitled to rely on the accuracy and completeness of services and information furnished by the Owner and the Owner’s consultants. The Architect shall provide prompt written notice to the Owner if the Architect becomes aware of any error, omission or inconsistency in such services or information.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

User Notes:	(2052352336)

§ 3.1.3 As soon as practicable after the date of this Agreement, the Architect shall submit for the Owner’s approval a schedule for the performance of the Architect’s services. The schedule initially shall include anticipated dates for the commencement of construction and for Substantial Completion of the Work as set forth in the Initial Information. The schedule shall include allowances for periods of time required for the Owner’s review, for the performance of the Owner’s consultants, and for approval of submissions by authorities having jurisdiction over the Project. Once approved by the Owner, time limits established by the schedule shall not, except for reasonable cause, be exceeded by the Architect or Owner. With the Owner’s written approval, the Architect shall adjust the schedule, if necessary as the Project proceeds until the commencement of construction.
§ 3.1.4 The Architect shall not be responsible for an Owner’s directive or substitution made without the Architect’s approval.
§ 3.1.5 The Architect shall, at appropriate times, contact the governmental authorities required to approve the Construction Documents and the entities providing utility services to the Project. In designing the Project, the Architect shall incorporate applicable design requirements imposed by such governmental authorities and by such entities providing utility services.
§ 3.1.6 The Architect shall assist the Owner in connection with the Owner’s responsibility for filing documents required for the approval of governmental authorities having jurisdiction over the Project.
§ 3.2 SCHEMATIC DESIGN PHASE SERVICES

§ 3.2.1 The Architect shall review the program and other information furnished by the Owner, and shall review laws, codes, and regulations applicable to the Architect’s services.
§ 3.2.2 The Architect shall prepare a preliminary evaluation of the Owner’s program, schedule, budget for the Cost of the Work, Project site, and the proposed procurement or delivery method and other Initial Information, each in terms of the other, to ascertain the requirements of the Project. The Architect shall notify the Owner of (1) any inconsistencies discovered in the information, and (2) other information or consulting services that may be reasonably needed for the Project. The Architect shall advise the Owner, in writing, of the need for any other consultants or testing.
§ 3.2.3 The Architect shall present its preliminary evaluation to the Owner and shall discuss with the Owner alternative approaches to design and construction of the Project, including the feasibility of incorporating environmentally responsible design approaches. The Architect shall reach an understanding with the Owner regarding the requirements of the Project.
§ 3.2.4 Based on the Project’s requirements agreed upon with the Owner, the Architect shall prepare and present for the Owner’s approval a preliminary design illustrating the scale and relationship of the Project components.
§ 3.2.5 Based on the Owner’s approval of the preliminary design, the Architect shall prepare Schematic Design Documents for the Owner’s approval. The Schematic Design Documents shall consist of drawings and other documents including a site plan, if appropriate, and preliminary building plans, sections and elevations; and may include some combination of study models, perspective sketches, or digital modeling. Preliminary selections of major building systems and construction materials shall be noted on the drawings or described in writing.
§ 3.2.5.1 The Architect shall consider environmentally responsible design alternatives, such as material choices and building orientation, together with other considerations based on program and aesthetics, in developing a design that is consistent with the Owner’s program, schedule and budget for the Cost of the Work. The Owner may obtain other environmentally responsible design services under Article 4.
§ 3.2.5.2 The Architect shall consider the value of alternative materials, price escalation, building systems and equipment, together with other considerations based on program and aesthetics in developing a design for the Project that is consistent with the Owner’s program, schedule and budget for the Cost of the Work.
§ 3.2.6 The Architect shall submit to the Owner an estimate of the Cost of the Work prepared in accordance with Section 6.3.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

User Notes:	(2052352336)

§ 3.2.7 The Architect shall submit the Schematic Design Documents to the Owner, and request the Owner’s approval.
§ 3.3 DESIGN DEVELOPMENT PHASE SERVICES

§ 3.3.1 Based on the Owner’s approval of the Schematic Design Documents, and on the Owner’s authorization of any adjustments in the Project requirements and the budget for the Cost of the Work, the Architect shall prepare Design Development Documents for the Owner’s approval. The Design Development Documents shall illustrate and describe the development of the approved Schematic Design Documents and shall consist of drawings and other documents including plans, sections, elevations, typical construction details, and diagrammatic layouts of building systems to fix and describe the size and character of the Project as to architectural, structural, mechanical and electrical systems, and such other elements as may be appropriate. The Design Development Documents shall also include outline specifications that identify major materials and systems and establish in general their quality levels.
§ 3.3.2 The Architect shall update the estimate of the Cost of the Work.
§ 3.3.3 The Architect shall submit the Design Development documents to the Owner, advise the Owner of any adjustments to the estimate of the Cost of the Work, and request the Owner’s approval.
§ 3.4 CONSTRUCTION DOCUMENTS PHASE SERVICES

§ 3.4.1 Based on the Owner’s approval of the Design Development Documents, and on the Owner’s authorization of any adjustments in the Project requirements and the budget for the Cost of the Work, the Architect shall prepare Construction Documents for the Owner’s approval. The Construction Documents shall illustrate and describe the further development of the approved Design Development Documents and shall consist of Drawings and Specifications setting forth in detail the quality levels of materials and systems and other requirements for the construction of the Work. The Owner and Architect acknowledge that in order to construct the Work the Contractor will provide additional information, including Shop Drawings, Product Data, Samples and other similar submittals, which the Architect shall review in accordance with Section 3.6.4. The Architect shall advise the Owner, in writing, of any material changes to the design from the Design Development Phase.
§ 3.4.2 The Architect shall incorporate into the Construction Documents the design requirements of governmental authorities having jurisdiction over the Project.
§ 3.4.3 During the development of the Construction Documents, the Architect shall assist the Owner in the development and preparation of (1) bidding and procurement information that describes the time, place and conditions of bidding, including bidding or proposal forms; (2) the form of agreement between the Owner and Contractor, as amended by Owner; and (3) the Conditions of the Contract for Construction (General, Supplementary and other Conditions). The Architect shall also compile a project manual that includes the Conditions of the Contract for Construction and Specifications and may include bidding requirements and sample forms.
§ 3.4.4 The Architect shall update the estimate for the Cost of the Work.
§ 3.4.5 The Architect shall submit the Construction Documents to the Owner, advise the Owner of any adjustments to the estimate of the Cost of the Work, take any action required under Section 6.5, and request the Owner’s approval.
§ 3.5 BIDDING OR NEGOTIATION PHASE SERVICES

§ 3.5.1 GENERAL

The Architect shall assist the Owner in establishing a list of prospective contractors. Following the Owner’s approval of the Construction Documents, the Architect shall assist the Owner in (1) obtaining either competitive bids or negotiated proposals; (2) confirming responsiveness of bids or proposals; (3) determining the successful bid or proposal, if any; and, (4) awarding and preparing contracts for construction.
§ 3.5.2 COMPETITIVE BIDDING

§ 3.5.2.1 Bidding Documents shall consist of bidding requirements and proposed Contract Documents.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

User Notes:	(2052352336)

§ 3.5.2.2 The Architect shall assist the Owner in bidding the Project by
.1	procuring the reproduction of Bidding Documents for distribution to prospective bidders;
.2	distributing the Bidding Documents to prospective bidders, requesting their return upon completion of the bidding process, and maintaining a log of distribution and retrieval and of the amounts of deposits, if any, received from and returned to prospective bidders;
.3	organizing and conducting a pre-bid conference for prospective bidders;
.4	preparing responses to questions from prospective bidders and providing clarifications and interpretations of the Bidding Documents to all prospective bidders in the form of addenda; and
.5	organizing and conducting the opening of the bids, and subsequently documenting and distributing the bidding results, as directed by the Owner.
§ 3.5.2.3 The Architect shall consider requests for substitutions, if the Bidding Documents permit substitutions, and shall prepare and distribute addenda identifying approved substitutions to all prospective bidders.
§ 3.5.3 NEGOTIATED PROPOSALS

§ 3.5.3.1 Proposal Documents shall consist of proposal requirements and proposed Contract Documents.
§ 3.5.3.2 The Architect shall assist the Owner in obtaining proposals by
.1	procuring the reproduction of Proposal Documents for distribution to prospective contractors, and requesting their return upon completion of the negotiation process;
.2	organizing and participating in selection interviews with prospective contractors; and
.3	participating in negotiations with prospective contractors, and subsequently preparing a summary report of the negotiation results, as directed by the Owner.
§ 3.5.3.3 The Architect shall consider requests for substitutions, if the Proposal Documents permit substitutions, and shall prepare and distribute addenda identifying approved substitutions to all prospective contractors.
§ 3.6 CONSTRUCTION PHASE SERVICES

§ 3.6.1 GENERAL

§ 3.6.1.1 The Architect shall provide administration of the Contract between the Owner and the Contractor as set forth below and in ALA Document A201™—2007, General Conditions of the Contract for Construction, as amended.
§ 3.6.1.2 The Architect shall advise and consult with the Owner during the Construction Phase Services. The Architect shall have authority to act on behalf of the Owner only to the extent provided in this Agreement. The Architect shall not have control over, charge of, or responsibility for the construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, nor shall the Architect be responsible for the Contractor’s failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect shall be responsible for the Architect’s negligent acts or omissions, but shall not have control over or charge of, and shall not be responsible for, acts or omissions of the Contractor or of any other persons or entities performing portions of the Work. The Architect, by written notice, shall immediately bring any non-conformance, quality issue or delay in progress of the Work noted by the Architect to the attention of the Owner.
§ 3.6.1.3 Subject to Section 4.3, the Architect’s responsibility to provide Construction Phase Services commences with the award of the Contract for Construction and terminates on the date the Architect issues the final Certificate for Payment.
§ 3.6.2 EVALUATIONS OF THE WORK

§ 3.6.2.1 The Architect shall visit the site at intervals appropriate to the stage of construction, or as otherwise required in Section 4.3.3, to become generally familiar with the progress and quality of the portion of the Work completed, and to determine, in general, if the Work observed is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. However, the Architect shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. On the basis of the site visits, the Architect shall keep the Owner reasonably informed about the progress and quality of the portion of the Work completed, and report to the Owner (1) known deviations from the Contract Documents and from the most recent construction schedule submitted by the Contractor, and (2) defects and deficiencies observed in the Work.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

User Notes:	(2052352336)

§ 3.6.2.2 The Architect has the authority to reject Work that does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable, the Architect shall have the authority to require inspection or testing of the Work in accordance with the provisions of the Contract Documents, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees or other persons or entities performing portions of the Work. The Architect shall advise the Owner, in writing, of the reasons for the rejection of any Work. Such shall be done in a timely fashion so as to allow the Owner to advise the Contractor.
§ 3.6.2.3 The Architect shall interpret and decide matters concerning performance under, and requirements of, the Contract Documents on written request of either the Owner or Contractor. The Architect’s response to such requests shall be made in writing within any time limits agreed upon or otherwise with reasonable promptness.
§ 3.6.2.4 Interpretations and decisions of the Architect shall be consistent with the intent of and reasonably inferable from the Contract Documents and shall be in writing or in the form of drawings. When making such interpretations and decisions, the Architect shall endeavor to secure faithful performance by both Owner and Contractor, and shall not show partiality to either. The Architect’s decisions on matters relating to aesthetic effect shall be final if consistent with the intent expressed in the Contract Documents.
§ 3.6.2.5 Unless the Owner and Contractor designate another person to serve as an Initial Decision Maker, as that term is defined in AIA Document A201—2007, the Architect shall render initial decisions on Claims between the Owner and Contractor as provided in the Contract Documents,
§ 3.6.3 CERTIFICATES FOR PAYMENT TO CONTRACTOR

§ 3.6.3.1 The Architect shall review and certify the amounts due the Contractor and shall issue certificates in such amounts. The Architect’s certification for payment shall constitute a representation to the Owner, based on the Architect’s evaluation of the Work as provided in Section 3.6.2 and on the data comprising the Contractor’s Application for Payment, that, to the best of the Architect’s knowledge, information and belief, the Work has progressed to the point indicated and that the quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject (1) to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, (2) to results of subsequent tests and inspections, (3) to correction of minor deviations from the Contract Documents prior to completion, and (4) to specific qualifications expressed by the Architect.
§ 3.6.3.2 The issuance of a Certificate for Payment shall not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment, or (4) ascertained how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.
§ 3.6.3.3 The Architect shall maintain a record of the Applications and Certificates for Payment.
§ 3.6.4 SUBMITTALS

§ 3.6.4.1 The Architect shall review the Contractor’s submittal schedule and shall not delay or withhold approval. The Architect’s action in reviewing submittals shall be taken in accordance with the approved submittal schedule or, in the absence of an approved submittal schedule, with reasonable promptness while allowing sufficient time in the Architect’s professional judgment to permit adequate review.

Init. /	AIA Document B101™ -2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

User Notes:	(2052352336)

§ 3.6.4.2 In accordance with the Architect-approved submittal schedule, the Architect shall review and approve or take other appropriate action upon the Contractor’s submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. Review of such submittals is not for the purpose of determining the accuracy and completeness of other information such as dimensions, quantities, and installation or performance of equipment or systems, which are the Contractor’s responsibility. The Architect’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures. The Architect’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.
§ 3.6.4.3 If the Contract Documents specifically require the Contractor to provide professional design services or certifications by a design professional related to systems, materials or equipment, the Architect shall specify the appropriate performance and design criteria that such services must satisfy. The Architect shall review shop drawings and other submittals related to the Work designed or certified by the design professional retained by the Contractor that bear such professional’s seal and signature when submitted to the Architect. The Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications and approvals performed or provided by such design professionals.
§ 3.6.4.4 Subject to the provisions of Section 4.3, the Architect shall review and respond to requests for information about the Contract Documents. The Architect shall set forth in the Contract Documents the requirements for requests for information. Requests for information shall include, at a minimum, a detailed written statement that indicates the specific Drawings or Specifications in need of clarification and the nature of the clarification requested. The Architect’s response to such requests shall be made in writing within any time limits agreed upon, or otherwise with reasonable promptness so as not to delay the progress of the Work. If appropriate, the Architect shall prepare and issue supplemental Drawings and Specifications in response to requests for information.
§ 3.6.4.5 The Architect shall maintain a record of submittals and copies of submittals supplied by the Contractor in accordance with the requirements of the Contract Documents.
§ 3.6.5 CHANGES IN THE WORK

§ 3.6.5.1 The Architect may authorize minor changes in the Work that are consistent with the intent of the Contract Documents and do not involve an adjustment in the Contract Sum or an extension of the Contract Time and shall advise the Owner of the same. Subject to the provisions of Section 4.3, the Architect shall prepare Change Orders and Construction Change Directives for the Owner’s approval and execution in accordance with the Contract Documents.
§ 3.6.5.2 The Architect shall maintain records relative to changes in the Work.
§ 3.6.6 PROJECT COMPLETION

§ 3.6.6.1 The Architect shall conduct inspections to determine the date or dates of Substantial Completion and the date of final completion; issue Certificates of Substantial Completion; receive from the Contractor and forward to the Owner, for the Owner’s review and records, written warranties and related documents required by the Contract Documents and assembled by the Contractor; and issue a final Certificate for Payment based upon a final inspection indicating the Work complies with the requirements of the Contract Documents.
§ 3.6.6.2 The Architect’s inspections shall be conducted with the Owner to check conformance of the Work with the requirements of the Contract Documents and to verify the accuracy and completeness of the list submitted by the Contractor of Work to be completed or corrected.
§ 3.6.6.3 When the Work is found to be substantially complete, the Architect shall inform the Owner about the balance of the Contract Sum remaining to be paid the Contractor, including the amount to be retained from the Contract Sum, if any, for final completion or correction of the Work. At Substantial Completion, the Architect shall assist the Owner in developing a punch list of incomplete and/or defective items, and the value of said items of Work. As a part of Basic Services, Architect shall return to the Project at ten (10) months following the date of Substantial Completion to conduct an inspection for warranty purposes.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

User Notes:	(2052352336)

§ 3.6.6.4 The Architect shall forward to the Owner the following information received from the Contractor: (1) consent of surety or sureties, if any, to reduction in or partial release of retainage or the making of final payment; (2) affidavits, receipts, releases and waivers of liens or bonds indemnifying the Owner against liens; and (3) any other documentation required of the Contractor under the Contract Documents.
§ 3.6.6.5 Upon request of the Owner, and prior to the expiration of one year from the date of Substantial Completion, the Architect shall, without additional compensation, conduct a meeting with the Owner to review the facility operations and performance.
ARTICLE 4 ADDITIONAL SERVICES

§ 4.1 Additional services listed below are not included in basic services but may be required for the project. The Architect shall provide the listed Additional Services only if specifically designated in the table below as the Architect’s responsibility, and the Owner shall compensate the Architect as provided in Section 11.2.
(Designate the Additional Services the Architect shall provide in the second column of the table below. In the third column indicate whether the service description is located in Section 4.2 or in an attached exhibit. If in an exhibit, identify the exhibit.)

	Responsibility	Location of Service Description
	(Architect, Owner	(Section 4.2 below or in an exhibit
	or	attached to this document and
Additional Services	Not Provided)	identified below)
§ 4.1.1 Programming	Architect
§ 4.1.2 Multiple preliminary designs	Architect
§ 4.1.3 Measured drawings	Architect
§ 4.1.4 Existing facilities surveys	Architect
§ 4.1.5 Site Evaluation and Planning (B203™ — 2007)	Architect
§ 4.1.6 Building information modeling	Architect
§ 4.1.7 Civil engineering	Architect
§ 4.1.8 Landscape design	Architect
§ 4.1.9 Architectural Interior Design (B252™ — 2007)	Architect
§ 4.1.10 Value Analysis (B204™ — 2007)	Architect/Owner
§ 4.1.11 Detailed cost estimating	N/A
§ 4.1.12 On-site project representation	N/A
§ 4.1.13 Conformed construction documents	Architect	Included in Basic Services
§ 4.1.14 As-Designed Record drawings	Architect
§ 4.1.15 As-Constructed Record drawings	N/A
§ 4.1.16 Post occupancy evaluation	N/A
§ 4.1.17 Facility Support Services (B210™ — 2007)	N/A
§ 4.1.18 Tenant-related services	N/A
§ 4.1.19 Coordination of Owner’s consultants	N/A
§ 4.1.20 Telecommunications/data design	Architect
§ 4.1.21 Security Evaluation and Planning (B206™ — 2007)	N/A
§ 4.1.22 Commissioning (B211™ — 2007)	N/A
§ 4.1.23 Extensive environmentally responsible design	N/A
§ 4.1.24 LEED Certification (B214™ — 2007)	N/A
§ 4.1.25 Fast-track design services	Architect
§ 4.1.26 Historic Preservation (B205™ — 2007)	N/A
§ 4.1.27 Furniture, Furnishings, and Equipment Design (B253™ — 2007)	Architect

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

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§ 4.2 Insert a description of each additional service designated in Section 4.1 as the Architect’s responsibility, if not further described in an exhibit attached to this document.
§ 4.3 Additional Services may be provided after execution of this Agreement, without invalidating the Agreement. Except for services required due to the fault of the Architect, any Additional Services provided in accordance with this Section 4.3 shall entitle the Architect to compensation pursuant to Section 11.3 and an appropriate adjustment in the Architect’s schedule. The Architect shall provide Additional Services only if authorized and confirmed in writing by the Owner prior to the provision of such services and after the provision of a not-to-exceed estimate by the Architect.
§ 4.3.1 Upon recognizing the need to perform the following Additional Services, the Architect shall notify the Owner with reasonable promptness and explain the facts and circumstances giving rise to the need. The Architect shall not proceed to provide the following services until the Architect receives the Owner’s written authorization:
.1	Services necessitated by a change in the Initial Information, previous instructions or approvals given by the Owner, or a material change in the Project including, but not limited to, size, quality, complexity, the Owner’s schedule or budget for Cost of the Work, or procurement or delivery method;
.2	Services necessitated by the Owner’s request for extensive environmentally responsible design alternatives, such as unique system designs, in-depth material research, energy modeling, or LEED® certification;
.3	Changing or editing previously prepared Instruments of Service necessitated by the enactment or revision of codes, laws or regulations or official interpretations;
.4	Services necessitated by decisions of the Owner not rendered in a timely manner or any other failure of performance on the part of the Owner or the Owner’s consultants or contractors;
.5	Preparing digital data for transmission to the Owner’s consultants and contractors, or to other Owner authorized recipients;
.6	Preparation of design and documentation for alternate bid or proposal requests proposed by the Owner;
.7 Preparation for, and attendance at, a public presentation, meeting or hearing;
.8	Preparation for, and attendance at a dispute resolution proceeding or legal proceeding, except where the Architect is party thereto, or which arises out of an alleged error or omission of the Architect;
.9	.10 Consultation concerning replacement of Work resulting from fire or other cause during construction; or
.11	Assistance to the Initial Decision Maker, if other than the Architect, unless in connection with an alleged error or omission of the Architect.
§ 4.3.2 To avoid delay in the Construction Phase, the Architect shall provide the following Additional Services, notify the Owner, in writing, with reasonable promptness, and explain the facts and circumstances giving rise to the need and a not-to-exceed estimate of the cost of such services. If the Owner subsequently determines that all or parts of those services are not required, the Owner shall give prompt written notice to the Architect, and the Owner shall have no further obligation to compensate the Architect for those services:
.1	Reviewing an unreasonable number of Contractor’s submittal out of sequence from the submittal schedule agreed to by the Architect;
.2	Responding to the Contractor’s requests for information that are not prepared in accordance with the Contract Documents or where such information is available to the Contractor from a careful study and comparison of the Contract Documents, field conditions, other Owner-provided information, Contractor-prepared coordination drawings, or prior Project correspondence or documentation;
.3	Preparing Change Orders and Construction Change Directives that require evaluation of Contractor’s proposals and supporting data, or the preparation or revision of Instruments of Service;

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

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.4	Evaluating an extensive number of Claims as the Initial Decision Maker, unless in connection with an alleged error or omission of the Architect;
.5	Evaluating substitutions proposed by the Owner or Contractor and making subsequent revisions to Instruments of Service resulting therefrom; or
.6	To the extent the Architect’s Basic Services are affected, providing Construction Phase Services 90 days after (1) the date of Substantial Completion of the Work.
Notwithstanding anything to the contrary, in no event shall Architect be entitled to additional compensation if such service arises, in whole or in part, from an error, omission, inconsistency or lack of clarity in the Contract Documents.
§ 4.3.3 The Architect shall provide Construction Phase Services exceeding the limits set forth below as Additional Services. When the limits below are reached, the Architect shall notify the Owner:
.1	three (3) reviews of each Shop Drawing, Product Data item, sample and similar submittal of the Contractor
.2	weekly ( ) visits to the site by the Architect over the duration of the Project during construction
.3	two (2) inspections for any portion of the Work to determine whether such portion of the Work is substantially complete in accordance with the requirements of the Contract Documents
.4	two (2) inspections for any portion of the Work to determine final completion
§ 4.3.4 If the services covered by this Agreement have not been completed within such time frame to be mutually agreed upon by the parties upon final development of the full Project scope, through no fault of the Architect, extension of the Architect’s services beyond that time shall be compensated as Additional Services. The parties shall agree upon said time frame and execute a written Amendment to this Agreement reflecting said date.
ARTICLE 5 OWNER’S RESPONSIBILITIES

§ 5.1 Unless otherwise provided for under this Agreement, the Owner shall provide information in a timely manner regarding requirements for and limitations on the Project, including a written program which shall set forth the Owner’s objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems and site requirements. Within 15 days after receipt of a written request from the Architect, the Owner shall furnish the requested information as necessary and relevant for the Architect to evaluate, give notice of or enforce lien rights.
§ 5.2 With the Architect’s assistance, the Owner shall establish and periodically update the Owner’s budget for the Project, including (1) the budget for the Cost of the Work as defined in Section 6.1; (2) the Owner’s other costs; and, (3) reasonable contingencies related to all of these costs. If the Owner significantly increases or decreases the Owner’s budget for the Cost of the Work, the Owner shall notify the Architect, the Owner and the Architect shall thereafter agree to a corresponding change in the Project’s scope and quality if the change in the Owner’s budget results in material changes in Architect’s work.
§ 5.3 The Owner shall identify a representative authorized to act on the Owner’s behalf with respect to the Project. The Owner shall render decisions and approve the Architect’s submittals in a timely manner in order to avoid unreasonable delay in the orderly and sequential progress of the Architect’s services.
§ 5.4 The Owner shall furnish surveys to describe physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; designated wetlands; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information in its possession concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

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§ 5.5 The Owner shall furnish services of geotechnical engineers, which may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, seismic evaluation, ground corrosion tests and resistivity tests, including necessary operations for anticipating subsoil conditions, with written reports and appropriate recommendations. The Architect shall advise the Owner of the need for any additional testing.
(Paragraph deleted)

§ 5.6 The Owner shall coordinate the services of its own consultants with those services provided by the Architect. Upon the Architect’s request, the Owner shall furnish copies of the scope of services in the contracts between the Owner and the Owner’s consultants. The Owner shall furnish the services of consultants other than those designated in this Agreement, or authorize the Architect to furnish them as an Additional Service, when the Architect requests such services and demonstrates that they are reasonably required by the scope of the Project. The Owner shall require that its consultants maintain professional liability insurance as appropriate to the services provided.
§ 5.7 The Owner shall furnish tests, inspections and reports required by law or the Contract Documents, such as structural, mechanical, and chemical tests, tests for air and water pollution, and tests for hazardous materials.
§ 5.8 The Owner shall furnish all legal, insurance and accounting services, including auditing services, that may be reasonably necessary at any time for the Project to meet the Owner’s needs and interests.
§ 5.9 The Owner shall provide reasonable notice to the Architect if the Owner becomes aware of any fault or defect in the Project, including errors, omissions or inconsistencies in the Architect’s Instruments of Service.
§ 5.10 Except as otherwise provided in this Agreement, or when direct communications have been specially authorized, the Owner shall endeavor to communicate with the Contractor and the Architect’s consultants through the Architect about matters arising out of or relating to the Contract Documents. The Owner shall promptly notify the Architect of any direct communications that may affect the Architect’s services.
§ 5.11 Before executing the Contract for Construction, the Owner shall coordinate the Architect’s duties and responsibilities set forth in the Contract for Construction with the Architect’s services set forth in this Agreement. The Owner shall provide the Architect a copy of the executed agreement between the Owner and Contractor, including the General Conditions of the Contract for Construction.
§ 5.12 The Owner shall provide the Architect access to the Project site prior to commencement of the Work and shall obligate the Contractor to provide the Architect access to the Work wherever it is in preparation or progress.
§ 5.13 Notwithstanding anything to the contrary, the Owner shall only be required to provide information if requested by the Architect, in writing, and such information is reasonably required for the Architect to perform its duties hereunder.
ARTICLE 6 COST OF THE WORK

§ 6.1 For purposes of this Agreement, the Cost of the Work shall be the total cost to the Owner to construct all elements of the Project designed or specified by the Architect and shall include contractors’ general conditions costs, overhead and profit, The Cost of the Work does not include the compensation of the Architect, the costs of the land, rights-of-way, financing, contingencies for changes in the Work or other costs that are the responsibility of the Owner.
§ 6.2 The Owner’s budget for the Cost of the Work is provided in Initial Information, and may be adjusted throughout the Project as required under Sections 5.2, 6.4 and 6.5. Evaluations of the Owner’s budget for the Cost of the Work, the preliminary estimate of the Cost of the Work and updated estimates of the Cost of the Work prepared by the Architect, represent the Architect’s judgment as a design professional. It is recognized, however, that neither the Architect nor the Owner has control over the cost of labor, materials or equipment; the Contractor’s methods of determining bid prices; or competitive bidding, market or negotiating conditions. Accordingly, the Architect cannot and does not warrant or represent that bids or negotiated prices will not vary from the Owner’s budget for the Cost of the Work or from any estimate of the Cost of the Work or evaluation prepared or agreed to by the Architect.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

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§ 6.3 In preparing estimates of the Cost of Work, the Architect shall be permitted to include contingencies for design, bidding and price escalation; to determine what materials, equipment, component systems and types of construction are to be included in the Contract Documents; to make reasonable adjustments in the program and scope of the Project; and to include in the Contract Documents alternate bids as may be necessary to adjust the estimated Cost of the Work to meet the Owner’s budget for the Cost of the Work. The Architect’s estimate of the Cost of the Work shall be based on current area, volume or similar conceptual estimating techniques. If the Owner requests detailed cost estimating services, the Architect shall provide such services as an Additional Service under Article 4.
§ 6.4 If the Bidding or Negotiation Phase has not commenced within 90 days per phase after the Architect submits the Construction Documents to the Owner, through no fault of the Architect, the Owner’s budget for the Cost of the Work shall be adjusted to reflect changes in the general level of prices in the applicable construction market.
§ 6.5 If at any time the Architect’s estimate of the Cost of the Work exceeds the Owner’s budget for the Cost of the Work, the Architect shall make appropriate recommendations to the Owner to adjust the Project’s size, quality or budget for the Cost of the Work, and the Owner shall cooperate with the Architect in making such adjustments.
§ 6.6 If the Owner’s budget for the Cost of the Work at the conclusion of the Construction Documents Phase Services is exceeded by the lowest bona fide bid or negotiated proposal, the Owner shall
.1	give written approval of an increase in the budget for the Cost of the Work;
.2	authorize rebidding or renegotiating of the Project within a reasonable time;
.3	terminate in accordance with Section 9.5;
.4	in consultation with the Architect, revise the Project program, scope, or quality as required to reduce the Cost of the Work; or
.5	implement any other mutually acceptable alternative.
§ 6.7 If the Owner chooses to proceed under Section 6.6.4, the Architect, without additional compensation, shall modify the Construction Documents as necessary to comply with the Owner’s budget for the Cost of the Work at the conclusion of the Construction Documents Phase Services, or the budget as adjusted under Section 6.6.1. The Architect’s modification of the Construction Documents shall be the limit of the Architect’s responsibility under this Article 6.
ARTICLE 7 COPYRIGHTS AND LICENSES

§ 7.1 The Architect and the Owner warrant that in transmitting Installments of Service, or any other information, the transmitting party is the copyright owner of such information or has permission from the copyright owner to transmit such information for its use on the Project. If the Owner and Architect intend to transmit Instruments of Service or any other information or documentation in digital form, they shall endeavor to establish necessary protocols governing such transmissions.
§ 7.2 The Architect and the Architect’s consultants shall be deemed the authors and owners of their respective Instruments of Service, including the Drawings and Specifications, and shall retain all common law, statutory and other reserved rights, including copyrights. Submission or distribution of Instruments of Service to meet, official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the reserved rights of the Architect and the Architect’s consultants.
§ 7.3 Upon execution of this Agreement, the Architect grants to the Owner a nonexclusive license to use the Architect’s Instruments of Service solely and exclusively for purposes of constructing, using, maintaining, altering and adding to the Project, provided that the Owner substantially performs its obligations, including prompt payment of all sums when due, under this Agreement. The Architect shall obtain similar nonexclusive licenses from the Architect’s consultants consistent with this Agreement. The license granted under this section permits the Owner to authorize the Contractor, Subcontractors, Sub-subcontractors, and material or equipment suppliers, as well as the Owner’s consultants and separate contractors, to reproduce applicable portions of the Instruments of Service solely and exclusively for use in performing services or construction for the Project. If the Architect rightfully terminates this Agreement for cause as provided in Section 9.4, the license granted in this Section 7.3 shall terminate.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

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§ 7.3.1 In the event the Owner uses the Instruments of Service without retaining the author of the Instruments of Service, the Owner releases the Architect and Architect’s consultant(s) from all claims and causes of action arising from such uses. The Owner, to the extent permitted by law, further agrees to indemnify and hold harmless the Architect and its consultants from all costs and expenses, including the cost of defense, related to claims and causes of action asserted by any third person or entity to the extent such costs and expenses arise from the Owner’s use of the Instruments of Service under this Section 7.3.1. The terms of this Section 7.3.1 shall not apply if the Owner rightfully terminates this Agreement for cause under Section 9.4.
§ 7.4 Except for the licenses granted in this Article 7, no other license or right shall be deemed granted or implied under this Agreement. The Owner shall not assign, delegate, sublicense, pledge or otherwise transfer any license granted herein to another party without the prior written agreement of the Architect. Any unauthorized use of the Instruments of Service shall be at the Owner’s sole risk and without liability to the Architect and the Architect’s consultants.
ARTICLE 8 CLAIMS AND DISPUTES

§ 8.1 GENERAL

§ 8.1.1 The Owner and Architect shall commence all claims and causes of action, whether in contract, tort, or otherwise, against the other arising out of or related to this Agreement in accordance with the requirements of the method of binding dispute resolution selected in this Agreement within the period specified by applicable law. The Owner and Architect waive all claims and causes of action not commenced in accordance with this Section 8.1.1.
§ 8.1.2 To the extent damages are covered by property insurance, the Owner and Architect waive all rights against each other and against the contractors, consultants, agents and employees of the other for damages, except such rights as they may have to the proceeds of such insurance as set forth in AIA Document A201-2007, General Conditions of the Contract for Construction, as amended. The Owner or the Architect, as appropriate, shall require of the contractors, consultants, agents and employees of any of them similar waivers in favor of the other parties enumerated herein.
§ 8.1.3 The Architect and Owner waive consequential damages for claims, disputes or other matters in question arising out of or relating to this Agreement. This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination of this Agreement.
§ 8.2 MEDIATION

§ 8.2.1 Any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to mediation as a condition precedent to binding dispute resolution. If such matter relates to or is the subject of a lien arising out of the Architect’s services, the Architect may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the matter by mediation or by binding dispute resolution.
§ 8.2.2 The Owner and Architect shall endeavor to resolve claims, disputes and other matters in question between them by mediation which, unless the parties mutually agree otherwise, shall be administered by the American Arbitration Association in accordance with its Construction Industry Mediation Procedures in effect on the date of the Agreement. A request for mediation shall be made in writing, delivered to the other party to the Agreement, and filed with the person or entity administering the mediation. The request may be made concurrently with the filing of a complaint or other appropriate demand for binding dispute resolution but, in such event, mediation shall proceed in advance of binding dispute resolution proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.
§ 8.2.3 The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

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§ 8.2.4 If the parties do not resolve a dispute through mediation pursuant to this Section 8.2, the method of binding dispute resolution shall be the following:
(Check the appropriate box. If the Owner and Architect do not select a method of binding dispute resolution below, or do not subsequently agree in writing to a binding dispute resolution method other than litigation, the dispute will be resolved in a court of competent jurisdiction.)
☐ Arbitration pursuant to Section 8.3 of this Agreement
☑ Litigation the Court of Common Pleas, York County, Pennsylvania, which shall have exclusive jurisdiction and venue.
☐ Other (Specify)
§ 8.3 ARBITRATION
(Paragraphs deleted)

§8.3.4 CONSOLIDATION OR JOINDER
(Paragraphs deleted)

ARTICLE 9 TERMINATION OR SUSPENSION

§ 9.1 If the Owner fails to make payments to the Architect in accordance with this Agreement, such failure shall be considered substantial nonperformance and cause for termination or, at the Architect’s option, cause for suspension of performance of services under this Agreement. If the Architect elects to suspend services, the Architect shall give fourteen days’ written notice to the Owner before suspending services. In the event of a suspension of services, the Architect shall have no liability to the Owner for delay or damage caused the Owner because of such suspension of services. Before resuming services, the Architect shall be paid all sums due prior to suspension and any expenses incurred in the interruption and resumption of the Architect’s services. The Architect’s fees for the remaining services and the time schedules may be equitably adjusted.
§ 9.2 If the Owner suspends the Project, the Architect shall be compensated for services performed prior to notice of such suspension. When the Project is resumed, the Architect shall be compensated for actual out-of-pocket expenses incurred in the interruption and resumption of the Architect’s services, the Architect’s fees for the remaining services and the time schedules shall be equitably adjusted.
§ 9.3 If the Owner suspends the Project for more than 90 cumulative days for reasons other than the fault of the Architect, the Architect may terminate this Agreement by giving not less than seven days’ written notice.
§ 9.4 Either party may terminate this Agreement upon not less than seven days’ written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.
§ 9.5 The Owner may terminate this Agreement upon not less than seven days’ written notice to the Architect for the Owner’s convenience and without cause.
§ 9.6 In the event of termination not the fault of the Architect, the Architect shall be compensated for services performed prior to termination, together with Reimbursable Expenses then due.
§ 9.7
§ 9.8 The Owner’s rights to use the Architect’s Instruments of Service in the event of a termination of this Agreement are set forth in Article 7 and Section 11.9.
ARTICLE 10 MISCELLANEOUS PROVISIONS

§ 10.1 This Agreement shall be governed by the law of the place where the Project is located.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

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§ 10.2 Terms in this Agreement shall have the same meaning as those in AIA Document A201-2007, General Conditions of the Contract for Construction, as amended.
§ 10.3 The Owner and Architect, respectively, bind themselves, their agents, successors, assigns and legal representatives to this Agreement. Neither the Owner nor the Architect shall assign this Agreement without the written consent of the other, except that the Owner may assign this Agreement to a lender providing financing for the Project if the lender agrees to assume the Owner’s rights and obligations under this Agreement.
§ 10.4 If the Owner requests the Architect to execute certificates, the proposed language of such certificates shall be submitted to the Architect for review at least 11 days prior to the requested dates of execution. If the Owner requests the Architect to execute consents reasonably required to facilitate assignment to a lender, the Architect shall execute all such consents that are consistent with (his Agreement, provided the proposed consent is submitted to the Architect for review at least 7 days prior to execution. The Architect shall not be required to execute certificates or consents that would require knowledge, services or responsibilities beyond the scope of this Agreement.
§ 10.5
§ 10.6 Unless otherwise required in this Agreement, the Architect shall have no responsibility for the discovery, presence, handling, removal or disposal of, or exposure of persons to, hazardous materials or toxic substances in any form at the Project site.
§ 10.7 The Architect shall have the right to include photographic or artistic representations of the design of the Project among the Architect’s promotional and professional materials. The Architect shall be given reasonable access to the completed Project to make such representations. However, the Architect’s materials shall not include the Owner’s confidential or proprietary information if the Owner has previously advised the Architect in writing of the specific information considered by the Owner to be confidential or proprietary. The Owner shall provide professional credit for the Architect in the Owner’s promotional materials for the Project.
§ 10.8 If the Architect or Owner receives information specifically designated by the other party as “confidential” or “business proprietary,” the receiving party shall keep such information strictly confidential and shall not disclose it to any other person except to (1) its employees, (2) those who need to know the content of such information in order to perform services or construction solely and exclusively for the Project, or (3) its consultants and contractors whose contracts include similar restrictions on the use of confidential information.
ARTICLE 11 COMPENSATION

§ 11.1 For the Architect’s Basic Services described under Article 3, the Owner shall compensate the Architect as follows:
(Insert amount of, or basis for, compensation.)
Architect’s Fee shall be a stipulated sum in the amount of One Million Five Hundred and Sixty Thousand Dollars ($1,560,000).
§ 11.2 For Additional Services designated in Section 4.1, the Owner shall compensate the Architect as follows:
(Insert amount of or basis for, compensation. If necessary, list specific services to which particular methods of compensation apply.)
Hourly Rates set forth on Exhibit B.
§ 11.3 For Additional Services that may arise during the course of the Project, including those under Section 4.3, the Owner shall compensate the Architect as follows:
(Insert amount of or basis for, compensation.)
Hourly Rates set forth on Exhibit B.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

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§ 11.4 Compensation for Additional Services of the Architect’s consultants when not included in Section 11.2 or 11.3, shall be the amount invoiced to the Architect plus ( ), or as otherwise stated below:
At cost
§ 11.5 Where compensation for Basic Services is based on a stipulated sum or percentage of the Cost of the Work, the compensation for each phase of services shall be as follows:

Schematic Design Phase	Fifteen	percent	(15%)
Design Development Phase	Twenty	percent	(20%)
Construction Documents Phase	Forty	percent	(40%)
Bidding or Negotiation Phase	Five	percent	(5%)
Construction Phase	Twenty	percent	(20%)

Total Basic Compensation	one hundred	percent	(100%)

§ 11.6 When compensation is based on a percentage of the Cost of the Work and any portions of the Project are deleted or otherwise not constructed, compensation for those portions of the Project shall be payable to the extent services are performed on those portions, in accordance with the schedule set forth in Section 11.5 based on (1) the lowest bona fide bid or negotiated proposal, or (2) if no such bid or proposal is received, the most recent estimate of the Cost of the Work for such portions of the Project. The Architect shall be entitled to compensation in accordance with this Agreement for all services performed whether or not the Construction Phase is commenced.
§ 11.7 The hourly billing rates for services of the Architect and the Architect’s consultants, if any, are set forth below. The rates shall be adjusted in accordance with the Architect’s and Architect’s consultants’ normal review practices.
(If applicable, attach an exhibit of hourly billing rates or insert them below.)
See Exhibit B.
Employee or Category     Rate
§ 11.8 COMPENSATION FOR REIMBURSABLE EXPENSES

§ 11.8.1 Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include expenses incurred by the Architect and the Architect’s consultants directly related to the Project, as follows:
.1	Transportation and authorized out-of-town travel and subsistence;
.2	Long distance services, dedicated data and communication services, teleconferences, Project Web sites, and extranets;
.3	Fees paid for securing approval of authorities having jurisdiction over the Project;
.4	Printing, reproductions, plots, standard form documents;
.5	Postage, handling and delivery;
.6	Expense of overtime work requiring higher than regular rates, if authorized in advance by the Owner and not arising out of an alleged error or omission or failure to timely perform hereunder;
.7	Renderings, models, mock-ups, professional photography, and presentation materials requested by the Owner;
.8	Architect’s Consultant’s expense of professional liability insurance dedicated exclusively to this Project, or the expense of additional insurance coverage or limits if the Owner requests such insurance in excess of that normally carried by the Architect’s consultants;
.9	All taxes levied on professional services and on reimbursable expenses;
.10	Site office expenses; and
.11	Other similar Project-related expenditures.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

User Notes:	(2052352336)

§ 11.8.2 For Reimbursable Expenses the compensation shall be the expenses incurred by the Architect and the Architect’s consultants plus one and one-tenth (1.1) of the expenses incurred.
§ 11.9 COMPENSATION FOR USE OF ARCHITECT’S INSTRUMENTS OF SERVICE

If the Owner terminates the Architect for its convenience under Section 9.5, or the Architect terminates this Agreement under Section 9.3, the Owner shall indemnify and hold Architect harmless from any charges to Architect’s Instruments of Service.
§ 11.10 PAYMENTS TO THE ARCHITECT

§ 11.10.1 An initial payment of zero dollars ($0.00) shall be made upon execution of this Agreement and is the minimum payment under this Agreement. It shall be credited to the Owner’s account in the final invoice.
§ 11.10.2 Unless otherwise agreed, payments for services shall be made monthly in proportion to services performed. Payments are due and payable upon presentation of the Architect’s invoice. Amounts unpaid ( ) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof at the legal rate prevailing from time to time at the principal place of business of the Architect.

(Insert rate of monthly or annual interest agreed upon.)
per annum interest shall be prime rate as set forth in the (Money Section of The Wall Street Journal as of the date of execution of this Agreement or Owner’s cost of fund, whichever is lower.
§ 11.10.3 The Owner shall not withhold amounts from the Architect’s compensation to impose a penalty or liquidated damages on the Architect, or to offset sums requested by or paid to contractors for the cost of changes in the Work unless the Architect agrees or has been found liable for the amounts in a binding dispute resolution proceeding.
§ 11.10.4 Records of Reimbursable Expenses, expenses pertaining to Additional Services, and services performed on the basis of hourly rates shall be available to the Owner at mutually convenient times.
ARTICLE 12 SPECIAL TERMS AND CONDITIONS

Special terms and conditions that modify this Agreement are as follows:
§ 12.1 The Architect shall indemnify and hold harmless the Owner from and against any and all claims, damages, losses, expenses, including but not limited reasonable attorneys’ fees, to the extent arising out of the negligence, errors, omissions or failure to perform by the Architect, its employees, subconsultants or those for whom the Architect is responsible.
§ 12.2 In the event that a party fails or refuses to indemnify the other hereunder, in addition to all other obligations and upon an adjudication in favor of the prevailing party, the prevailing party shall be entitled to any and all costs associated with bringing such action, including, but not limited to, reasonable attorneys’ fees and all expert fees and costs.
§ 12.3 The Owner shall indemnify and hold harmless the Architect from and against any and all claims, damages, losses, expenses , including but not limited reasonable attorneys’ fees, to the extent arising out of the negligence of the Owner, its employees and those for whom the Owner is responsible.
ARTICLE 13 SCOPE OF THE AGREEMENT

§ 13.1 This Agreement represents the entire and integrated agreement between the Owner and the Architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Architect.

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

User Notes:	(2052352336)

§ 13.2 This Agreement is comprised of the following documents listed below:
.1	AIA Document B101™—2007, Standard Form Agreement Between Owner and Architect, as amended
.2	AIA Document A201™—2007, as amended.
.3	Other documents: (List other documents, if any, including Exhibit A, Initial Information, and additional scopes of service, if any, forming part of the Agreement.)
This Agreement entered into as of the day and year first written above.

OWNER	ARCHITECT

UNILIFE CROSS FARM LLC	L2 ARCHITECTURE

/s/ Daniel Calvert	/s/ John LaProcido

(Signature)	(Signature)
Daniel Calvert CFO	John LaProcido, Principal

(Printed name and title)	(Printed name and title)

Init. /	AIA Document B101™ — 2007 (formerly B151™ — 1997). Copyright © 1974, 1978, 1987, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA© Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA© Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 18:00:18 on 12/14/2009 under Order No. 1000385696_1 which expires on 01/23/2010, and is not for resale.

User Notes:	(2052352336)

AMENDMENT TO
AGREEMENT BETWEEN OWNER AND ARCHITECT
This Amendment is entered into this 29th day of December 2009 by and between Unilife Cross Farms, LLC (“Unilife”) and L2 Architecture (“L2”).
WHEREAS, on or about December 14, 2009, the parties entered into a B101-2007 Agreement between Owner and Architect, as modified (hereinafter the “Agreement”); and
WHEREAS, the parties agree that estimating services shall be provided by HSC Builders and Construction Managers (“HSC”),
NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged the parties hereto agree as follows:
1. The preceding paragraphs are incorporated herein by reference as though set forth at length.
2. The Agreement is hereby amended to remove the responsibility to provide construction estimating services from the scope of Work of L2.
3. All other terms and conditions of the Agreement shall remain in effect.
With the intent to be legally bound hereby, this Amendment is executed the day first above written.

ATTEST:	Unilife Cross Farms, LLC

/s/ Cynthia M. Lighty	By:	/s/ Daniel Calvert

ATTEST:	L2 Architecture

	By:	/s/ John LaProcido

John LaProcido
Principal